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Exhibit # 99.1

PPOL, Inc.

Investor Relations Contacts:
Ina McGuinness/Zachary Bryant
zbryant@lhai.com
Lippert/Heilshorn & Associates
(310) 691-7100

FOR IMMEDIATE RELEASE

             PPOL ANNOUNCES DEPARTURE OF PETER L. POMEROY, PRESIDENT

ORANGE, CALIF. (JULY 26, 2004) - PPOL, Inc. (OTCBB: PPLC) today announced that Peter L. Pomeroy, president, has left the company for personal reasons. The Board of Directors has commenced a search for his successor. Mr. Pomeroy joined PPOL in April 2004.

"We thank Mr. Pomeroy for his brief service to our company," stated Nobuo Takada, chairman and chief executive officer of PPOL. "We are committed to engaging a new president for PPOL as soon as possible and to a seamless transition, in particular as we prepare to launch our first partnered technology in Japan later this year."

ABOUT PPOL
----------
PPOL, Inc. is a California-based holding company whose primary asset is AJOL of Tokyo, Japan. AJOL actively promotes the interactions of the members of Acube, an organization sponsored by AJOL, through conferences and speaking engagements conducted by AJOL's President and CEO, Yoshihiro Aota. In addition, through their own interactions, Acube members spread the word about MOJICO hardware and drive growth of related services. Many members serve as MOJICO hardware distributors of Acube and MOJICO hardware, and they develop membership businesses featuring interaction and distribution of related products and services among all members. Through the use of AJOL's MOJICO hardware, members can network and communicate using hand-written Japanese characters, including Kanji whose full meaning cannot be adequately communicated through the present fonts of a computer. Members across Japan use the service to find other subscribers and to establish interpersonal relationships, and access other services such as insurance unique to Acube, mail order purchases, the handling of partner-affiliated services, event planning, as well as products and services offered under AJOL's Kamome brand. In April 2004 PPOL announced its new strategy to grow the Company through the early stage identification of proven and promising low-cost target U.S.- and European-developed technologies that it can quickly introduce into Japan thereby creating a significant lead over competitors. Via PPOL's network in Japan, software products can be localized and sold with local support provided either by PPOL staff or its marketing partners.

Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this news release, and PPOL undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as required under applicable laws.